Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 5, 2023 (this “Supplemental Indenture”), is between Applied Optoelectronics, Inc., a Delaware corporation, as issuer (the “Company”) and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”) under the Indenture, dated as of March 5, 2019, between the Company and Wells Fargo Bank, National Association, as trustee (as supplemented, modified, and amended prior to the date hereof, the “Indenture”).

RECITALS

WHEREAS, pursuant to the Indenture, the Company issued its 5.00% Convertible Senior Notes due 2024 (the “Notes”) of which $80,500,000 in aggregate principal amount are currently outstanding under the Indenture;

WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (the “Majority Holders”), may amend, supplement or waive compliance with any provision of the Indenture or the Notes, subject to the limitations set forth therein;

WHEREAS, the Company desires to amend the Indenture, as set forth in Article I of this Supplemental Indenture, to eliminate certain restrictive covenants contained therein, and to provide for certain other amendments, all as further described herein (collectively, the “Proposed Amendments”);

WHEREAS, the Company has solicited the consents of, among others, Holders constituting not less than the Majority Holders voting as a single class to the Proposed Amendments and to the execution of this Supplemental Indenture;

WHEREAS the Company has now obtained such consents from Holders constituting not less than the Majority Holders voting as a single class, and as such, this Supplemental Indenture, the Proposed Amendments and the Trustee’s entry into this Supplemental Indenture are authorized pursuant to Section 8.02 of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture, effectively amending the Indenture as set forth herein, have been duly taken by the Company.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, each party hereto hereby agrees as follows:

Article I.      AMENDMENTS TO INDENTURE

Section 1.01      Amendments to the Indenture. Pursuant to Section 8.02 of the Indenture, the Company and the Trustee (in the case of the Trustee, acting in reliance upon the instructions and directions of Holders constituting not less than the Majority Holders obtained by the Company), hereby agree to amend or supplement certain provisions of the Indenture as follows:

(a)            Amendments to Section 1.01 (Definitions). Section 1.01 of the Indenture is amended by deleting each of the following defined terms and their definitions in their entirety: “Acquired Debt,” “Capital Lease Obligation,” “Cash Management Services,” “Consolidated EBITDA,” “Consolidated Leverage Ratio,” “Consolidated Net Income,” “Credit Agreement,” “Credit Facilities,” “Deemed Capitalized Leases,” “Disqualified Stock,” “Existing Indebtedness,” “Fixed Charges,” “Lien,” “Permitted Debt,” “Permitted Liens,” “Permitted Refinancing Indebtedness,” and “Weighted Average Life to Maturity.”

(b)            Amendment to Section 3.09 (Incurrence of Indebtedness and Issuance of Preferred Stock). Section 3.09 of the Indenture is amended by (i) deleting Section 3.09 and all references and definitions related thereto (to the extent not otherwise used in any other Section of the Indenture or the Notes not affected by this Supplemental Indenture) in their entirety and (ii) substituting the text “Reserved” therefor.

(c)            Amendment to Section 3.10 (Liens). Section 3.10 of the Indenture is amended by (i) deleting Section 3.10 and all references and definitions related thereto (to the extent not otherwise used in any other Section of the Indenture or the Notes not affected by this Supplemental Indenture) in their entirety and (ii) substituting the text “Reserved” therefor.

Article II.      Miscellaneous

Section 2.01      Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.02      Conditions Precedent. The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Sections 8.02, 8.06, 12.02 and 12.03 of the Indenture) have been satisfied in all respects. Pursuant to Section 8.02 of the Indenture, Holders constituting not less than the Majority Holders voting as a single class have consented to the Proposed Amendments and authorized and directed the Trustee to execute this Supplemental Indenture and to take all steps necessary to give effect to, and permit, the Proposed Amendments.

Section 2.03      Corresponding Amendments. With effect on and from the date hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture. To the extent of any conflict between the terms of the Notes and the terms of the Indenture, as amended by this Supplemental Indenture, the terms of the Indenture, as amended by this Supplemental Indenture, shall govern and be controlling.

Section 2.04      Instruments To Be Read Together; Entire Agreement. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 2.05      Ratification of Indenture. The Indenture, as amended by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture, as amended by this Supplemental Indenture, to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture, as amended by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

Section 2.06      Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.07      Responsibility of Trustee. The recitals and statements contained herein shall be taken as the statements of the Company, and the Trustee makes no representation with respect to any such matters and assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Supplemental Indenture. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. For the avoidance of doubt, the Trustee, by executing this Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.

Section 2.08      Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.09      Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10      Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 2.11      GOVERNING LAW; WAIVER OF JURY TRIAL. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS SUPPLEMENTAL INDENTURE.

Section 2.12      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Receipt by telecopy or electronic mail of any executed signature page to this Supplemental Indenture shall constitute effective delivery of such signature page. Electronic signatures may be used in lieu of signatures affixed by hand, and such electronic signature shall have the same validity and effect as signatures affixed by hand.

[The Remainder of This Page Intentionally Left Blank;

Signature Pages follow.]

IN WITNESS WHEREOF, the parties to the Indenture have caused this First Supplemental Indenture to be duly executed and delivered as of the date first written above.

COMPANY:

Applied Optoelectronics, Inc.

By:	/s/ David C. Kuo
Name: David C. Kuo
Title: Chief Legal and Compliance Officer and Secretary

Signature Page to

First Supplemental Indenture

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Scott Little
Name: Scott Little
Title: Vice President

Signature Page to

First Supplemental Indenture